Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Extends 2024 Term Debt To 2028 And Reduces Total Debt

Bethesda, MD, January 4, 2024 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”or “Pebblebrook”) today announced the successful extension of approximately $357 million of its $460 million October 2024 maturity term loan to 2028. The Company paid down approximately $157.6 million of existing term loans and unsecured private placement notes. As a result of the refinancing, Pebblebrook has no meaningful debt maturities until October 2025. The Company utilized cash on its balance sheet for the debt paydowns, which was generated from over $330 million of property sales throughout 2023, all in accordance with its stated strategic capital allocation objectives.

Pricing on all the Company’s term loans remained unchanged and is based on a pricing grid of 140 to 245 basis points over the applicable adjusted term SOFR.

“We appreciate and value our bank group’s continued strong support for our company with this debt refinancing,” said Raymond D. Martz, Co-President and Chief Financial Officer for Pebblebrook Hotel Trust. “We will continue to utilize proceeds from additional property sales and operating cash flow to reduce our debt, enhance our liquidity, strengthen our balance sheet, and create value through the repurchase of common and preferred shares at very significant discounts to the underlying private market value of the Company’s properties.”

Pebblebrook paid down its October 2024 maturity term loan to $400 million from $460 million and extended the maturity of $357 million to January 2028. In addition, the Company paid down its October 2025 maturity term loan to $410 million from $460 million, and paid down $47.6 million of its maturing private notes, leaving only approximately $43 million of debt maturing in late 2024. The Company’s $650 million unsecured credit facility remains undrawn and fully available. Following these debt activities, Pebblebrook has approximately $2.2 billion of outstanding debt and convertible notes at a weighted average interest rate of 4.6%. After taking swap agreements into account, approximately 75% of the Company’s total outstanding debt and convertible notes effectively bear interest at fixed rates.

BofA Securities Inc. led the Company’s term loan extension, serving as Joint Lead Arranger and Sole Bookrunner. U.S. Bank National Association serves as the Syndication Agent. Capital One, National Association; PNC Capital Markets LLC; TD Bank, N.A.; Truist Securities, Inc.; and Wells Fargo Bank, National Association serve as Documentation Agents and Joint Lead Arrangers. Raymond James Bank, Regions Bank, and Sumitomo Mitsui Banking Corporation serve as Senior Managing Agents.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 46 hotels, totaling approximately 12,000 guest rooms across 13 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “estimated” and “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. The potential for additional asset sales and the intended use of proceeds from potential sales and operating cash flow are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, the operating performance of our hotels and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of January 4, 2024. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com